Morgan Stanley Select Dimensions Investment Series - Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Groupon Inc.
Purchase/Trade Date:	11/3/2011
Size of Offering/shares: 35,000,000
Offering Price of Shares: $20.00
Amount of Shares Purchased by Fund:  3,290 shares
Percentage of Offering Purchased by Fund: 0.009
Percentage of Fund's Total Assets: 0.27
Brokers: Morgan Stanley, Goldman, Sachs & Co., Credit Suisse
Purchased from:  Goldman Sachs

Securities Purchased:	Linkedin Corp. Class A Common Stock
Purchase/Trade Date:	11/16/2011
Size of Offering/shares: 8,750,000 shares
Offering Price of Shares: $71.000
Amount of Shares Purchased by Fund: 1,067 shares
Percentage of Offering Purchased by Fund: 0.012
Percentage of Fund's Total Assets: 0.32
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan, Allen &
Company LLC, UBS Investment Bank
Purchased from:  JP Morgan

Securities Purchased:	 Zynga Inc.
Purchase/Trade Date:	 12/15/2011
Size of Offering/shares: 100,000,000 shares
Offering Price of Shares: $10.000
Amount of Shares Purchased by Fund: 13,255 shares
Percentage of Offering Purchased by Fund: 0.013
Percentage of Fund's Total Assets: 0.61
Brokers: Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch, Barclays Capital, J.P. Morgan, Allen & Company LLC
Purchased from:  Goldman Sachs